Exhibit 99.1

KKR Announces Monetization Activity Update for the First Quarter

NEW YORK – April 4, 2019 – KKR today announced a monetization activity update for the period from January 1, 2019 through March 31, 2019. Driven primarily by strategic sale activities, KKR estimates having earned gross realized carried interest and total realized investment income of approximately $425 million on a segment basis.

The estimate disclosed above is not intended to represent the total segment revenues for the full quarter ending March 31, 2019, because it does not include the results or impact of any other sources of income, including fee income, losses or expenses, or other adjustments. This estimate is also not necessarily indicative of the results that may be expected for any other period, including the entire year ending December 31, 2019.

About KKR
KKR is a leading global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate and credit, with strategic partners that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR's investments may include the activities of its sponsored funds. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR's website at www.kkr.com and on Twitter @KKR_Co.

Forward-Looking Statements
This press release may contain forward-looking statements, including estimated operating results from certain monetization activities. Words such as “expect,” estimate,” “will,” “may” and “believe” or similar expressions may identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those included in these forward-looking statements, and investors should not place undue reliance on such statements. These forward-looking statements speak only as of the date of this press release, and we do not undertake any obligation to update or revise any of the forward-looking statements to reflect future events or circumstances, except as required by law.

KKR
Investor Relations:
Craig Larson, 1-877-610-4910 (U.S.) / 212-230-9410
investor-relations@kkr.com
or
Media:
Kristi Huller, 212-750-8300
media@kkr.com